Exhibit 99.1
Two Rivers Water Company Press Release Dated September 29, 2010

Two Rivers Water Company Unveils Water, Farming and Alternative Energy Strategy and Enters into Agreement to Purchase the Orlando Reservoir

DENVER, Colorado, September 29, 2010 -- Two Rivers Water Company ("Two Rivers") (OTCBB:TURV) announced today it has entered into a purchase agreement to acquire the Orlando Reservoir and associated water assets in Huerfano County, Colorado.  As part of the purchase, Two Rivers is unveiling its Water, Farming and Alternative Energy strategy.

The $3,100,000 purchase, scheduled to close before the end of 2010, adds an additional 3,100 acre feet of senior storage capacity and 7.8 cfs of senior direct flow water rights to Two River’s portfolio of water assets in Huerfano County.  The storage and direct flow are located on the Huerfano River, the northern tributary to the Huerfano-Cucharas two river drainage basin.

“The purchase of the Orlando Reservoir and its associated direct flow rights and ditch system adds another important component to our strategy of reassembling the integrated reservoir and ditch system that was originally designed to store 75,000 acre feet of surface and ground water in Huerfano and eastern Pueblo Counties.” stated John McKowen, Chairman and CEO of Two Rivers.

Mr. McKowen added, “This integrated irrigation system supported substantial agricultural production in the early 20th Century.  A portion of the irrigation water supply was ground water from coal production.”  The Huerfano-Cucharas Irrigation Company, of which Two Rivers owns a majority interest, adjudicated significant storage and direct flow water rights during that period. In the Great Depression, the coal mines west of Walsenburg shut down as the steel mills in Pueblo closed, so the ground water from the coal mines stopped flowing.  The components of the irrigation system, reservoirs and ditches, were parceled out and with the diminished supply of ground water, farmers were left with a substantially depleted water supply system.  Farm production decreased on the ditch system.  By reassembling the original component parts, and capturing the same ground water being reintroduced to the stream system from coal bed methane production, farming can be restored to viable economic levels.  “We’re here to do just that,” said McKowen.

“Of course, the produced water from coal must meet the relevant allocation regulations and environmental standards of the 21st century.  Historic reservoirs, like the Orlando, need to be rehabilitated, ditch systems repaired and satellite metering systems installed. To that end, Two Rivers has assembled a blue ribbon team of geologists, hydrologists and legal counsel to meet the new standards with an emphasis on holistic and organic solutions.”  McKowen observed. “It’s time for Huerfano and eastern Pueblo County to put these renewed water sources back to work and restore the farming and municipal communities in the areas originally served by the water production.”

“People often ask why Two Rivers is getting into farming.  My response is first we like farming.  Asset managers are noticing the price increase in grains since the stock market bottom in July of this year.” said McKowen.  “We have been smart in leading markets.  We started an internet company in the 1990’s.  We started an oil & gas company in 2004.  Now we like water and farming.  As the world demand for protein increases with the emergence of the middle class in China, India and Brazil, the demands on protein production resources are being strained.  Prices are rising.  Worldwide demand for grains is rising.  We like that market. We like corn.  We like wheat.  We like our ability to expand production of grains without competition for land or water inside our system.  Additionally, as the dollar declines agricultural commodities have the added attraction of being a hedge against inflation.  As an asset class, agricultural commodities have recently outperformed the S&P 500 and gold.”

Regarding its alternative energy strategy, McKowen added, “With the added water production and storage capacity that all runs downhill from the mountains to the prairie, ultimately, Two Rivers expects to incorporate its water assets inside a metropolitan district and begin adding micro-hydro electrical generators at key points in its system.  Depending on the Federal Energy Regulatory Commission exemption requirements, Two Rivers may add as much as 40 megawatts of electrical generating capacity to reduce its electrical costs associated with irrigation systems and ground water pumping requirements.”

Two Rivers Water Company

Formed in December 2002, Two Rivers is focused on acquiring and developing water, farming and alternative energy resources in southern Colorado.

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors.    Such factors include, among others, the inherent uncertainties associated with developing and acquiring land, water resources and alternative energies.  These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.  Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Contact:  John McKowen
Two Rivers Water Company
Symbol TURV, OTCBB
Phone:  +1 (303) 222-1000
Email:  jmckowen@2riverswater.com